Exhibit 99.2

Private & Confidential Communication

June 12, 2021

Irwin Simon
Chair of the Special Committee of the MDC Board of Directors
MDC Partners Inc.
One World Trade Center, Floor 65
New York, NY 10007

Re:	Revised Proposal for Potential Amendment to the Transaction Agreement (“Revised Proposal”).

Dear Irwin:

Further to our discussions regarding the non-binding proposal delivered by Stagwell Media LP (“Stagwell”) to the Special Committee (the “Committee”) of the Board of Directors of MDC Partners Inc. (“MDC”) on June 6, 2021 (the “June 6 Proposal”), we have consulted internally and with certain shareholders of MDC, and we are committed to the following proposal.

Specifically, with respect to the share consideration to be received by Stagwell in the combined company following the proposed business combination (the “Proposed Transaction”), Stagwell proposes that it would be prepared to proceed with a transaction in which it would receive 185 million common shares. This proposal represents a decrease in Stagwell’s share consideration of greater than 11 million common shares from the terms of the June 6 Proposal and greater than 31 million common shares from the terms of the transaction agreement, dated as of December 21, 2020, between Stagwell, MDC and the other parties thereto (as amended, the “Transaction Agreement”). Other than as described above, the terms of Stagwell’s June 6 Proposal remain unchanged – namely, Stagwell continues to propose that (i) each of Stagwell and Goldman Sachs & Co. LLC (together with its affiliates) would forego accretion under the terms of their respective preferred shares in the combined company for a period of one year following the closing of the Proposed Transaction and (ii) the Stagwell Net Debt Cap (as defined in the Transaction Agreement) would be increased to $285 million.

The terms set forth in this Revised Proposal represent Stagwell’s best and final offer to the Committee, and Stagwell is prepared to enter into an amendment to the Transaction Agreement on the terms set forth herein. In light of this Revised Proposal, it is Stagwell’s expectation that MDC will convene the special meeting of MDC’s shareholders to approve the Proposed Transaction as promptly as possible, consistent with its obligations under the Transaction Agreement.

Stagwell remains enthusiastic about the Proposed Transaction and looks forward to closing on the basis set forth herein.

Very truly yours, STAGWELL MEDIA, LP
By:
Name:	Mark Penn
Title:	Managing Partner